                     THIS INDENTURE, made as of March 1, 1998 between FRANCIS P. RICH and/or CATHERINE L. RICH or their designee of 3 Parsons Avenue, Saugus, Massachusetts (hereinafter called the "Lessor"), and LOGAN EQUIPMENT CORPORATION of 800 Hartford Turnpike, Shrewsbury, Massachusetts (hereinafter called the "Lessee").

WITNESSETH:

                     That the Lessor does hereby lease unto the Lessee, and the Lessee hereby leases from the Lessor, the following space (hereinafter called the "demised premises") located on the Lessor's premises in said Shrewsbury, Massachusetts, to wit:

                     1.       Premises.

Land and Buildings located at 796-800 Hartford Turnpike, Shrewsbury, Massachusetts approximately 14,400 square feet of space in a building owned by Lessor and located at 796 Hartford Turnpike, Shrewsbury, Massachusetts, together with all of the appurtenances and privileges relating thereto, and including the right, in common with others, to use all approaches and exits thereto, and the parking areas.

                     2.       Term. TO HAVE AND TO HOLD the demised premises unto the said Lessee for a term of five (5) years commencing March 1, 1998 to and including February 28, 2003.

                     3.       Improvements to Demised Premises. Lessee may, at its sole cost and expense, make such modifications and improvements to the demised premises to accommodate for Lessee's use. All modifications, construction and improvements shall be done in accordance with all applicable building codes and regulations and shall be in accordance with plans and specifications submitted in writing by Lessee to Lessor and subject to Lessor's approval, which approval shall not be unreasonably withheld, with due regard given for the intended use of the premises.

                     4.       Rent. Lessee shall pay Lessor as base rent for the Premises for the fist year of the term of the lease the sum of ONE HUNDRED THOUSAND EIGHT HUNDRED and 00/100 ($100,800.00) DOLLARS payable in equal monthly installments of EIGHT THOUSAND FOUR HUNDRED and 00/100 ($8,400.00) DOLLARS on the first day of each month during the term of this lease.

(1) LESSEE agrees that in the event the "Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items (1982-84 = 100)" (hereinafter referred to as the "Price Index") published the Bureau of Labor Statistics of the United States Department of Labor, or any comparable successor or substitute index designated by the LESSOR appropriately adjusted, reflects an increase in the cost of living over and above the cost of living as reflected by the Price Index for the month of March, 1998 (hereinafter called the "Base Price Index"), the fixed rent shall be adjusted in accordance with sub-paragraph (2) of this Article.

(2) Commencing as of the first anniversary of the term commencement date and on every anniversary thereafter, there shall be an adjustment (hereinafter referred to as "Adjustment") in the fixed rent calculated by multiplying the fixed rent set forth in Article 4 by a fraction, the numerator of which shall be the Price Index for the month of March and the denominator of which (for each such fraction) shall be the Base Price Index; PROVIDED, HOWEVER, no Adjustment shall reduce the fixed rent as previously payable in accordance with this Article or Article 4.

(3) In the event the Price Index ceases to use the 1982-84 average of 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the Price Index, then the Price Index shall be adjusted to the figure that would have been arrived at had the manner of computing the Price Index in effect at the date of this lease not been changed. In any event, the yearly increase shall be divided by 12 and paid as a portion of the rent monthly.

                     5.       Improvements, Alterations and Repairs. Any and all improvements, alterations and repairs to the roof, exterior walls, sprinkler system, parking area and approaches and exits, wires, pipes, plumbing and lead-in utility conduits which serve the demised premises shall be made at the sole cost and expense of the Lessor. However, if any damage is caused by the Lessee, such damage will become the Lessee's responsibility to repair. All other repairs to the interior of the demised premises, improvements and alterations shall be made by the Lessee at its expense including, but not limited to, plate glass, except those repairs, if any, made necessary due to the negligence of the Lessor.

                     The Lessee shall have the right to make improvements and alterations to the interior of the demised premises which do not compromise the structural integrity of the property at its expense. The Lessor shall not be responsible in any manner whatsoever for loss of or damage to Lessee's property so installed by Lessee, except such damage, if any, caused by the negligence of the Lessor.

                     6.       Use. It is understood that the demised premises shall be used as at present.

THE LESSEE COVENANTS:

                     1.       Rent. To pay said rent and any additional rent due as hereinbefore and/or hereinafter provided at the time and rates above set forth, during said term.

                     2.       Maintenance, Repairs, etc. Except as hereinabove set forth, to keep the demised premises, and any additions to the same, and all wires, pipes, glass, plumbing, heating systems and other fixtures therein or used therewith, in as good condition as the same are at the beginning of or may be put in by the Lessee during the term, damage by fire or other casualty, reasonable wear and use thereof only excepted.

                     3.       Plate Glass. To be responsible for all plate glass and other glass constituting a part of the demised premises and shall repair or replace the same in the event of any damage thereto during the term of this Lease.

                     4.       Overloading and Damage. That it will not strip or overload the demised premises or approaches thereto, or damage or deface or injure any part of the demised premises or of said building or the fixtures therein.

                     5.       Indemnification. To save the Lessor harmless and indemnified from and against all injury, loss, damage, liability or expense incurred, suffered or claimed against the Lessor by reason of the Lessee's neglect or misuse of the demised premises, or arising from injury, loss or damage to person or property of any employee, customer or invitee of the Lessee, upon the demised premises, unless cause by the negligence of the Lessor. Lessor shall give Lessee notice of any such claim and Lessee shall have the right to defend any such claim. The Lessee shall at all times while this Lease or any extension hereof shall be in force maintain and keep in force and effect at its own cost and expense comprehensive liability insurance to protect the Lessor from and against all claims, demands, costs, damages, liability and expense by reason of accident, injury, and/or damage to one or more persons or property or each of them suffered or claimed to have been suffered by any person or persons in or on the premises or any part or parts thereof except as the same may have been caused by the Lessor, the coverage under said insurance shall name the Lessor as a named insured and shall be not less than $500,000.00 on account of any occurrence resulting in the injuries to any one person including death and subject to the same liability for each person, the total coverage for any one occur resulting in injuries to more than one person including death shall not be less than $500,000.00. The coverage for damage or injury to property shall not be less than $250,000.00 for any one occurrence. Certificates of the policies or contracts for such insurance shall be delivered by the Lessee to the Lessor. The Lessee shall notify the Lessor of any cancellation, modification or alteration of said insurance policies.

                     6.       Nuisances. That it will be answerable for all nuisances upon the demised premises, or caused by the Lessee in said building, or its approaches, and for all damage, fines and charges imposed by law, for any nuisance made or suffered by the Lessee on the demised premises.

                     7.       Assignment or Subletting. Not to assign this Lease, nor lease nor underlet, nor permit any other person or persons to occupy or improve the leased premises without having the consent in writing of the Lessor, which consent will not unreasonably withheld.

                     8.       Improper Use. Not to allow any unlawful, improper or offensive use to be made of the leased premises, nor to permit any use of the same which makes void or voidable any policy of insurance, or may render any increase or extra premium payable for any such insurance (but nevertheless will on demand reimburse the Lessor the amount of any such extra premium), or which is contrary to any valid law or ordinance, rule or regulation which may be made by any public authority.

                     9.       Fire Regulations. To conform to all rules and regulations from time to time established by the Board of Fire Underwriters. Lessee shall not be required in any event to make structural repairs or additions unless caused by the negligence of the Lessee.

                     10.     Inspection and Entry by the Lessor. To permit the Lessor, and the agents or representatives of the Lessor, at reasonable times, to enter to view or examine the demised premises or any machinery, pipes, wire, tubes, ventilating equipment, chimneys, plumbing, coverings, casings, fixtures or appurtenances thereof, or to maintain, repair, replace, and protect any of the foregoing, or to remove placards, signs, awnings, and the like not expressly consented to, all without being held responsible therefore, and further to permit the Lessor, at any time within one hundred twenty (120) days next preceding the expiration of the term, to place notices of reasonable size for letting or selling the demised premises and keep such notices so placed without hindrance or molestation.

                     11.     Lessee's Obligations on Termination. At the expiration or other termination of this Lease, to remove from the demised premises all goods and effects not the property of the Lessor and to yield up to the Lessor the demised premises, broom clean, and all keys, locks and other fixtures connected therewith (except trade fixtures belonging to the Lessee) and all erections and additions made to or upon the demised premises (except those as to which the Lessee has been given written permission by Lessor to remove) in as good repair and condition in all respects as the same were in at the commencement of this Lease or were put in by the Lessor or Lessee during the terns hereof, reasonable wear and tear thereof and damage by fire or other casualty only excepted.

                     12.     Work by Lessee. The Lessee covenants that it will pay promptly when due the entire cost of any work to the demised premises so that the said premises shall at all times be free of liens for labor and materials and to secure all necessary permits before undertaking such work, and do all such work in a good and workmanlike manner, and to save the Lessor harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

                     13.     a. Services, Insurance, Taxes, Fees. The Lessor shall not be under any duty to supply or continue at any time any service to said premises except as may be expressly agreed herein, and shall not be held liable to any one for cessation by Lessor or by any company serving the demised premises of any agreed service due to any accident, to the making of repairs, to strikes, to inability in obtaining services or supplies from the source from which they are usually obtained or any cause beyond the Lessor's control. However, within the intent and meaning of this paragraph, Lessor shall make reasonable efforts to see that such services are restored.

                     13.     b. Lessee shall be responsible for and shall pay promptly when due all utility bills, insurance, real estate taxes, license fees and permit and other fees attributable to the demised premises.

                     14.     Damage by Fire. In the event that any time during the term hereof, or any renewal period or extended term hereof, the demised premises are damaged or destroyed by fire or risks covered by any insurance which the Lessor may be carrying, Lessor shall, upon payment of the proceeds of such insurance, repair, rebuild and restore said premises with reasonable diligence so that the building on the demised premises shall be put into proper condition and made fit and available for Lessee's use and occupancy (including comparable office facilities), provided, however, (i) if the loss or damage shall exceed fifty (50%) percent of the full insurable value of the building on the premises; or (ii) if any mortgagee of the demised premises shall refuse to allow the proceeds of the insurance to be used for the repairing, rebuilding or restoring, as aforesaid; or (iii) if such loss shall not be covered by any insurance carried by the Lessor, then the Lessor may, by written notice to the Lessee within thirty (30) days after occurrence of such casualty, terminate this Lease. In the event of such damage, Lessee shall be entitled to complete abatement thereof in proportions to the portions of the demised premises which are so damaged and which are untenantable by the Lessee until said premises have been restored in accordance with the provisions of this paragraph. Notwithstanding anything to the contrary hereinabove contained, if the demised premises shall be damaged in an amount not exceeding fifty (50%) percent of the full insurable value thereof during the last year of the then existing term of the Lease, Lessor shall not be obligated to repair, rebuild or restore the building as aforesaid, unless within ten (10) days of such loss or damage, Lessee shall exercise any available option to extend the term of the Lease in accordance with the terms and provisions thereof then in effect. Notwithstanding anything contained to the contrary, in the event that the premises are unusable due to such loss or damage for Lessee for a period in excess of sixty (60) days then Lessee shall have the option to terminate this Lease by giving Lessor notice to such effect.

                     15.     Hazardous Waste. The lessee covenants to strictly comply with the requirements of the Superfund and Hazardous Waste Laws arising from releases from and after the date of this Lease and to promptly notify the Lessor of the presence of any Materials in or on the Premises, and at the request of Lessor, Lessee shall take all such action, including, without limitation, the conducting of engineering tests (at the sole expense of Lessee) necessary to confirm that there are Materials on, in, under or affecting the Premises. The Lessee hereby covenants to protect, indemnify, and hold the Lessor harmless from and against all loss, cost, damage and liability, including attorneys' fees and costs of litigation, suffered or incurred by the Lessor on account of the presence of any such Materials in or on the Premises, including, without limitation, any such loss, cost, damage or liability arising from a violation of any of the Superfund or Hazardous Waste Laws.

                     The Lessee shall be deemed to be in default hereunder upon the occurrence of any of the following events of default:

                     (i) if the Lessee fails to comply with any of the covenants and representations set forth in this paragraph 7;

                     (ii) if at any time any representation or warranty made by the Lessee in this paragraph 15 shall be incorrect;

                     (iii) if any Materials become present in or on the Premises so long as this Lease is outstanding, except to the extent that the presence of the Materials is properly licensed and approved by all appropriate governmental officials in accordance with all applicable laws and regulations;

                     (iv) if at any time there is a discharge, deposit, injection, dumping, spilling, leading, incineration, or placing of any Materials into or on the Premises; or

                     (v) if at any time, the use, generation, treatment, storage disposal or treatment of any Materials on the Premises is in violation of applicable laws and regulations.

                     Notwithstanding the foregoing, however, if the Lessee (i) promptly gives the Lessor notice of the presence of any Materials in or on the Premises; (ii) complies with any notice requirements imposed by any of the Superfund and Hazardous Waste Laws; (iii) promptly commences to arrange for the cleanup of such Materials and/or the containment of Materials where there is a threat of release; (iv) demonstrates to the Lessor's satisfaction that the Lessee has the financial resources to perform the cleanup and/or containment; and (v) diligently pursues the cleanup and/or containment, as the case may be, through to completion by using best efforts, the Lessor agrees not to (a) exercise any action to cure Lessee's default or (b) avail itself of any other remedies available to the Lessor, unless in the Lessor's sole judgment the exercise of any such remedies is necessary to protect the security of Lessor's property interests.

                     The Lessor, at its election and in its sole discretion and without notice, may (but shall not be obligated to) cure any failure on the part of the Lessee or any occupant of the Premises to comply with the Superfund and Hazardous Waste Laws, including, without limitation the following:

                     (i) arrange for the cleanup or containment of the Materials found in, on or near the Premises and pay for such cleanup and containment costs and costs associated therewith;

                     (ii) pay on behalf of the Lessee any fines or penalties imposed on the Lessee by any federal, state or local governmental agency or authority in connection with such Materials; and

                     (iii) make any other payment or perform any other act which will prevent a lien from attaching to the Premises.

                     Any partial exercise by the Lessor of the remedies hereinabove set forth or any partial undertaking on the part of the Lessor to cure the Lessee's failure or any occupant of the Premises failure to comply with the Super Fund and Hazardous Waste Laws, shall not obligate the Lessor to complete the actions taken or require the Lessor to expend further sums to cure the Lessee's or any such occupant's noncompliance; neither shall the exercise of any such remedies operate to place upon the Lessor any responsibility for the operation, control, care, management or repair of the Premises or make the Lessor the "operator" of the Premises within the meaning of the Superfund and Hazardous Waste Laws.

                     Any amounts paid or costs incurred by the Lessor as a result of any of the above, together with interest thereon at the rate equal to one percent (1%) per month from the date of payment, shall be immediately due and payable by the Lessee to the Lessor, and until paid shall be added to and become a part of the obligations secured hereby, and the same may be collected as part of said obligations in any suit hereon; and the Lessor, by making any such payment or incurring any such costs, shall be subrogated to any rights of the Lessee or occupant to seek reimbursement from any third parties, including, without limitation, a predecessor in interest to the occupant's use of the Premises, who may be a "responsible party" under the Superfund and Hazardous Waste Laws, in connection with the presence of such Materials in, on or near the Premises.

THE LESSOR COVENANTS

                     1.       The Lessor warrants and represents that it is the holder of legal title to the demised premises and has the right to lease the same subject to mortgages and easements of record.

                     2.       The Lessor warrants and represents that the Lessee shall peaceably hold and enjoy the demised premises without hindrance by the said Lessor or by any person claiming by, through or under the Lessor, provided only that the Lessee shall perform the covenants herein contained on its part to be performed.

                     3.       All utilities shall be paid for by Lessee.

                     4.       The Lessor covenants and agrees to keep in good order and repair the roof, exterior walls, sprinkler systems, approaches and exits, wires, pipes, plumbing and lead-in utility conduit, and structure of the demised premises, excepting for damage caused by any act of negligence of the Lessee or any person or persons for which it is legally responsible. Lessee shall maintain the parking area by keeping same reasonably free of snow, reasonable piling of snow permitted. Lessee shall be responsible for snow removal around loading arcs, walkways and entry to demised premises.

GENERAL PROVISIONS

                     1.       Damage to Property. All furniture and property of any kind which may be on the demised premises during the continuance of this Lease are to be at the sole risk of the Lessee, and if the whole or any part thereof shall be damaged by fire, water or otherwise, or by the use or abuse of the city water, or by the leakage or bursting of water pipes, or in any other way, no part of said loss or damage is to be charged to, or to be borne by the Lessor, unless caused by the negligence of the Lessor.

                     2.       General. The foregoing covenants of the Lessee relating to the use of the demised premises, and of said building and of anything therein, shall be construed to include use thereof by its agents, servants, or other claiming rights in the demised premises through or under the Lessee, and all the foregoing covenants of the Lessee shall be in force, without demand or notice, during said term, and for such further time as the Lessee or any person or persons claiming under the Lessee shall hold the demised premises.

                     3.       Taking by Eminent Domain. In case the demised premises, or a substantial part thereof are taken by eminent domain, these presents at the election of the Lessor or the Lessee may be terminated. All rights to damages to said premises and said building and the leasehold hereby created accruing by any exercise of the right of eminent domain or by reason of acts of any public authority are excepted and reserved to and shall belong solely to the Lessor.

                     4.       Insolvency, Default or Breach of Covenant. That these presents are upon condition that if the Lessee shall be adjudged bankrupt or insolvent according to law, or an order for relief shall be entered in any bankruptcy proceeding, or shall make an assignment for the benefit of creditors, or if a receiver or other officer shall be appointed to take charge of any part of the Lessee's property or to wind up the affairs of the Lessee, or if any proceedings be filed by or against the Lessee under any provision of the Federal Bankruptcy Code and is not dismissed within forty-five (45) days subsequent to the date of filing, or if the estate shall be taken on execution or by other process of law, or if the Lessee within fifteen (15) days after delivery of notice in writing by Lessor or Lessee shall neglect or fail to perform or observe any of the covenants or conditions herein contained which on the part of the Lessee are to be performed or observed, then, in any of said cases, notwithstanding any waiver of the benefits thereof in a former instance, the Lessor, its heirs, or assigns, may immediately or at any time thereafter without further notice or demand, terminate this Lease and thereafter may enter the same premises, or any part thereof, in the name of the whole, and repossess the same as of its former estate, and expel the Lessee and these claiming under the Lessee, forcibly if necessary, and remove the effects of the Lessee, without being taken or deemed guilty of trespass and without prejudice to any remedies which may otherwise be used for arrears of rent of preceding breach of covenant, and the Lessee covenants that in case of such termination the Lessee agrees to indemnify the Lessor against all loss of rent and other damage, including reasonable legal expenses, which may be suffered or incurred by the Lessor by reason of such termination during the residue of time first above specified for the duration of the term of this Lease.

                     5.       Subordination. The Lessee agrees at the request of the Lessor to subordinate this Lease to any first mortgage placed upon the leased premises by the Lessor, provided that said mortgage is given to an insurance company, bank or other lending institution, and provided further that said mortgagee enters into an agreement with the Lessee by the terms of which the mortgagee under said mortgage will agree not to disturb the possession and other rights of the Lessee under this Lease so long as the Lessee performs its obligations hereunder, and to accept the Lessee as Lessee of the leased premises under the terms and conditions of this Lease in the event of acquisition of title by such mortgagee through foreclosure proceedings or otherwise, and the Lessee will agree to recognize the holder of such mortgage as the Lessor in such event, which agreement shall be made expressly binding upon the successors and assigns of the Lessee and of the mortgagee and upon anyone purchasing said leased premises at any foreclosure sale. The Lessee and the Lessor agree to execute and deliver any subordination and attornment agreement necessary to carry out the provisions in this Article contained. Any such first mortgage to which this Lease shall be subordinated may contain such other terms, provisions and conditions as the insurance company, bank or similar lending institution deems usual or customary, provided such are not in conflict with this Paragraph.

                     6.       Refuse. Lessee covenants and agrees to maintain the interior and exterior of the demised premises in a neat and orderly manner and to make adequate provision for the temporary storage and prompt removal of all refuse from the demised premises and adjacent areas owned by the Lessor. All such storage, disposal and removal shall be done in accordance with all applicable laws, by-laws, statutes and ordinances and shall be done at no cost or expense of the Lessor.

                     7.       Waivers, etc. Any consent or permission by the Lessor or Lessee to any breach of any covenant or condition herein, or any waiver by the Lessor or Lessee of any breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit similar acts or omissions.

                     8.       Covenants and Agreements. It is understood and agreed that the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement, express or implied, of the Lessor shall be binding upon the Lessor except in respect to any breach or breaches thereof committed during the Lessors ownership of the demised premises; except, however, any successor in title to the Lessor shall be responsible for any such breach of the Lessor.

                     9.       Notice. Whenever notice or demand shall be required to or may be given to the Lessee pursuant to the terms of this Lease, it shall be mailed by prepaid registered or certified mail to the Lessee at such address as shall last have been designated in writing by the Lessee to the Lessor. Whenever notice or demand shall be required to or may be given to the Lessor pursuant to the terms of this Lease, it shall be deemed to have been given in mail by prepaid registered or certified mail to the Lessor at such address as shall have been last designated in writing by the Lessor to the Lessee.

                     10.     Insurance. The Lessee shall keep the building containing the demised premises insured against loss or damage by fire with extended coverage endorsement in an amount sufficient to prevent the Lessor from becoming a co-insurer under the terms of the applicable policies but, in any event, in an amount not less than eighty (80%) percent of the full insurable value as determined from time to time. The term "full insurable value" shall mean actual replacement cost (exclusive of the cost of excavation, foundations and footing below the basement floor) without deduction for physical depreciation. Such insurance shall be issued by financially responsible insurers, duly authorized to do business in the Commonwealth of Massachusetts. Lessee shall provide Certificates of such insurance naming Lessor as insured.

                     11.     Mutual Releases. The Lessor discharges and releases Lessee and Lessee discharges and releases the Lessor from or on account of any and all claims and liabilities arising out of any loss or damage during the term hereof to any of their respective property even if such loss or damage may have been brought about by the fault or neglect of the other, its agents or employees, but only to the extent of the actual recovery by the respective releasor on insurance policies. This release shall not be effective in any situation where it's existence would prevent recovery on an insurance policy carried by either party. Lessor and Lessee agree that all casualty or hazard insurance taken out by either of them with respect to the demised premises will contain a clause or endorsement which will provide in substance that the insurance company waives any right of subrogation which it might have, except for the discharge and release set forth above against the Lessor or Lessee, unless.(i) a clause in any such insurance policy recognizes the validity of the release and discharge set forth above or (ii) obtaining such a clause or endorsement is reasonable impractical.

                     12.     Lessor Disclaimer. The obligations of the Lessor hereunder are the obligations of the Trust only and no Trustee of the Trust nor any beneficiary or agent of the Trust shall be personally or individually liable for any of the obligations incurred or entered into on behalf of the Trust and each person who deals with the Trust and the Trustees or agent therefor shall look solely to the Trust Estate for satisfaction of any claims which such person may have against the Trust.

                     13.     The provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their respective successors, heirs and permitted assigns.

                     14.     The Lessee shall have the option to extend this lease for two additional terms of FIVE (5) years with the rent to be negotiated prior to the commencement of each such term. Such exercise by Lessee to be at least ninety (90) days, however, no more than one hundred fifty (150) days prior to the expiration of the then existing term.

THIS SHALL TAKE EFFECT AS A SEALED INSTRUMENT.